Execution Version

Exhibit k(6)

FIRST AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 1, 2021, is made by and between APOLLO SENIOR FLOATING RATE FUND INC., a diversified, closed-end management investment company registered under the Investment Company Act of 1940 (“Borrower”), and SUMITOMO MITSUI BANKING CORPORATION (“Lender”).

WHEREAS, Borrower and Lender are parties to that certain Amended and Restated Loan and Security Agreement dated as of March 1, 2019 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement);

WHEREAS, Borrower has requested that certain amendments be made to the Loan Agreement; and

WHEREAS, Lender has agreed to such amendments on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend the Loan Agreement as follows:

1. Amendments to the Loan Agreement.

(a) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Applicable Margin” in its entirety and replacing it with the following:

“Applicable Margin” means 0.775% per annum.

(b) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Eurodollar Base Rate” in its entirety and replacing it with the following:

“Eurodollar Base Rate” means with respect to each day during each Interest Period pertaining to any Loan, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period; provided that, if any such rate of interest shall be less than zero, such rate shall be deemed to be zero. In the event that such rate does not appear on such page (or on any such successor or substitute page), such rate shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by Lender or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such applicable Interest Period; provided that, if any such rate of interest shall be less than zero, such rate shall be deemed to be zero.

(c) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of Existing Principal Amount in its entirety.

(d) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Interest Period” in its entirety and replacing it with the following:

“Interest Period” means (a) with respect to the Term Loan, the period commencing on the First Amendment Effective Date and ending one (1) month thereafter, and each subsequent one (1)/two (2)/three (3) month period, as selected by Borrower by irrevocable notice to Lender not less than three Banking Days prior to the last day of the then current Interest Period (or if no such notice is given, a period of time thereafter equal to the Interest Period then ending), and (b) with respect to the Revolving Loans, (i) initially, the period commencing on the borrowing or continuation date, as the case may be, with respect to the applicable Revolving Loan and ending one (1) month, two (2) months, or three (3) months thereafter, as selected by Borrower in its notice of borrowing as provided in Section 2.2, as the case may be; and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period for the applicable Revolving Loan and ending (x) one (1) month, two (2) months or three (3) months thereafter, as selected by Borrower by irrevocable notice to Lender not less than three Banking Days prior to the last day of the then current Interest Period with respect to the applicable Revolving Loan or (y) if no such notice is given, a period of time thereafter equal to the Interest Period then ending. Notwithstanding the foregoing, (a) if any Interest Period pertaining to a Loan would otherwise end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day; and (b) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

(e) The Loan Agreement is hereby amended by deleting the definition of “Loan” in Section 1.1 thereof in its entirety and replacing each reference to “the Loan” in the Loan Agreement with the “Loans”.

(f) Section 1.1 of the Loan Agreement is hereby amended by deleting the reference to “March 1, 2021” in the definition of Maturity Date and replacing it with “September 1, 2021”.

(g) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Maximum Amount” in its entirety.

(h) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of Note in its entirety and replacing it with the following:

“Note” means a Term Note or a Revolving Note, as the context may require.

(i) Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms in the correct alphabetic order:

“Available Commitment” means, at any time, an amount equal to the excess, if any, of (a) the amount of the Maximum Revolving Amount less (b) the aggregate principal amount of all Revolving Loans then outstanding.

“Base Rate” means for any day, the higher of (i) Lender’s prime rate as announced by Lender in New York City, and (ii) the sum of (x) the Federal Funds Rate plus (y) 50 bps; provided that, if any such rate of interest shall be less than zero, such rate shall be deemed to be zero.

“Borrowing Date” means any Business Day specified in a Borrowing Request pursuant to Section 2.2 as a date on which Borrower requests Lender to make a Revolving Loan hereunder.

“Borrowing Request” means a notice of borrowing of a Revolving Loan pursuant to Section 2.2 substantially in the form of Exhibit B or such other form as may be reasonably approved by Lender, appropriately completed and signed by a Responsible Officer of Borrower.

“Commitment” means the obligation of Lender to make Revolving Loans to Borrower hereunder.

“Commitment Fee” has the meaning given such term in Section 2.3.

“Commitment Period” means the period from and including the First Amendment Effective Date to, but not including, the Maturity Date

“First Amendment Effective Date” means March 1, 2021.

“Loans” means collectively, the Term Loan and each Revolving Loan made pursuant to this Agreement; each, individually, a “Loan”.

“Maximum Revolving Amount” means $12,000,000.

“Revolving Loan” has the meaning set forth in Section 2.1(b).

“Revolving Note” means a promissory note made by Borrower in favor of Lender evidencing Revolving Loans made by Lender, substantially in the form of Exhibit A-2.

“Term Loan” has the meaning set forth in Section 2.1(a).

“Term Note” means a promissory note made by Borrower in favor of Lender evidencing the Term Loan made by Lender, substantially in the form of Exhibit A-1.

(j) Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

2.1 Term Loan; Revolving Loans.

(a) Lender has previously made an advance to Borrower in an amount equal to $141,000,000, the current outstanding principal balance of which, as of the First Amendment Effective Date, is $121,000,000 (the “Term Loan”). Any amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b) Subject to the terms and conditions hereof, Lender agrees to make revolving loans (each such loan, a “Revolving Loan”) to Borrower, from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding not to exceed the Maximum Revolving Amount. During the Commitment Period, Borrower may use the Commitments by borrowing, prepaying Revolving Loans in whole or in part, and reborrowing, in each case in accordance with the terms and conditions hereof.

(c) The Revolving Loans may from time to time have Interest Periods of 1-month, 2-months, or 3-months, as determined by Borrower and notified to Lender in accordance with Sections 2.2.

(k) Section 2.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

2.2 Procedure for Borrowing Revolving Loans. Subject to Section 4, Borrower may borrow Revolving Loans during the Commitment Period on any Banking Day, provided that Borrower shall give Lender irrevocable written notice pursuant to a Borrowing Request (which notice must be received by Lender by 11:00 a.m. at least three Banking Days prior to the requested Borrowing Date, specifying (a) the aggregate amount to be borrowed and the aggregate amount outstanding after giving effect to such borrowing, (b) the requested Borrowing Date, and (c) the lengths of the initial Interest Periods therefor. The aggregate amount of each borrowing of a Revolving Loan by Borrower shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitment is less than $1,000,000, such lesser amount).

(l) Section 2.3(a) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) Borrower agrees to pay to Lender a commitment fee (the “Commitment Fee”) during the period which shall begin on the first day of the Commitment Period and shall extend to the Maturity Date, at the rate of 0.125% per annum on the average daily amount of the Available Commitment during each calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date, commencing on the first of such dates to occur after the First Amendment Effective Date.

(m) Section 2.3(b) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b) Borrower agrees to pay to Lender on the First Amendment Effective Date an up-front fee (the “Up-front Fee”) in an amount equal to $66,500. The Up-front Fee shall be non-refundable and fully-earned when paid

(n) Section 2.4 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.4 Termination and Reduction of Commitments. Borrower shall have the right, upon not less than three (3) Business Days’ notice to Lender, to reduce the Maximum Revolving Amount in minimum increments of $1,000,000. Any such reduction shall be accompanied by prepayment in full of the Revolving Loans then outstanding that are in excess of the Maximum Revolving Amount as so reduced.

(o) Section 2.6(a) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, except as set forth in Section 2.6(c), upon notice (it being understood that any such notice, in the case of a termination, may be conditioned upon the consummation of a refinancing of the Loans, in which case such notice may be postponed or revoked by the Borrower if such refinancing does not occur) to Lender received at least three (3) Banking Days prior to such prepayment, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(p) Section 2.8 of the Loan Agreement is hereby amended by adding the following as new clause (c) thereto:

(c) To the extent, as of any date of determination, Lender determines (which determination shall be conclusive absent manifest error) that: (i) adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate and that such circumstance is unlikely to be temporary; (ii) the circumstance set forth in clause (i) has not arisen but the supervisor for the administrator of the Eurodollar Base Rate or a Governmental Authority having jurisdiction over Lender has made a public statement identifying a specific date after which the Eurodollar Base Rate shall no longer be used for determining interest rates for loans; or (iii) the Eurodollar Base Rate is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency, then the Eurodollar Base Rate for purposes hereof shall be such successor or comparable rate as determined by Lender in its commercially reasonable discretion with the approval of Borrower that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero. Upon any such determination, Borrower and Lender shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as may be applicable. Following such a determination by Lender, until a replacement rate is determined pursuant to the foregoing and an amendment is executed to reflect such rate, the Eurodollar Base Rate shall be the Base Rate.

(q) Section 2.15(a)(i) of the Loan Agreement is hereby amended by adding “or its Commitment” after “the Loans”.

(r) Section 2.15(a)(ii) of the Loan Agreement is hereby amended by adding “or its Commitment” after “the Loans”.

(s) Section 2.15(a)(iii) of the Loan Agreement is hereby amended by adding “or Lender’s Commitment” after each occurrence of “the Loans” (after giving effect to the amendment set forth in paragraph (e) hereof).

(t) Section 4.2 of the Loan Agreement is hereby amended by deleting the introductory sentence thereof and replacing it with the following:

4.2 Conditions to Each Loan. The agreement of Lender to make any Revolving Loan requested by Borrower to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(t) The introductory language in Article V and Article VI of the Loan Agreement is hereby amended, in each instance, by adding “or Lender shall have any outstanding Commitment” between “unsatisfied” and “,”.

(u) The paragraph of Article VII immediately following clause (q) thereof is hereby deleted in its entirety and replaced with the following:

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) of this Section with respect to Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder made to Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by Borrower shall immediately become due and payable, and (B) if such event is any other Event of Default with respect to Borrower, any or all of the following actions may be taken by Lender: (i) declare the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement by Borrower to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(v) The Loan Agreement is hereby amended by deleting the words “Apollo Global Management, LLC” wherever they appear and replacing them with the words “Apollo Global Management, Inc.”

(w) Exhibit A to the Loan Agreement is hereby deleted in its entirety and Exhibit A-1, Exhibit A-2 and Exhibit B hereto are hereby added to the Loan Agreement as Exhibit A-1, Exhibit A-2 and Exhibit B thereto, respectively.

2. Amendments to Other Loan Documents. All references in the Loan Documents to the Loan Agreement shall henceforth include references to such agreement as modified and amended hereby, and as may, from time to time, be further amended, modified, extended, renewed, or increased.

3. Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent.

(a) Lender shall have received duly executed counterparts of this Amendment.

(b) No Default or Event of Default shall or would result from the execution of this Amendment.

(c) Each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date hereof as if made on and as of such date, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(d) Borrower shall have paid all fees and expenses due and owing from Borrower to Lender, including, without limitation, the Up-Front Fee due and owing under the Loan Agreement (as amended by this Amendment).

4. Representations and Warranties.

(a) Borrower does hereby represent and warrant that the execution, delivery and performance of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene its declaration of trust, by-laws, or any other organizational or governing document of Borrower, (ii) contravene any material contractual restriction binding on it or require any consent under any material agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any material Liens upon any property or assets of Borrower, or (iv) violate any material Requirement of Law applicable to it.

(b) Borrower represents and warrants that each of the representations and warranties contained in Section 3 of the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

5. Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment shall be governed by, and construed in accordance with, the law of the State of New York, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

6. ENTIRETIES. THE LOAN AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THE LOAN AGREEMENT AS AMENDED BY THIS AMENDMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

7. Parties. This Amendment shall be binding upon and inure to the benefit of Borrower and Lender, and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender.

8. Loan Document. Each party hereto acknowledges and agrees that this Amendment shall be a Loan Document.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date and year first written above.

BORROWER:

APOLLO SENIOR FLOATING RATE FUND INC.

By:

Name:	Joseph D. Glatt

Title:	Chief Legal Officer, Secretary

[Additional signature page follows]

Signature Page to First Amendment to Amended and Restated Loan and Security Agreement

LENDER:

SUMITOMO MITSUI BANKING CORPORATION

By:

Name:	Ryoji Ito

Title:	Managing Director

EXHIBIT A-1

FORM OF TERM NOTE

                ,

FOR VALUE RECEIVED, APOLLO SENIOR FLOATING RATE FUND INC. (“Borrower”), hereby promises to pay to                      or its registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal sum of $             or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan made by Lender to Borrower from time to time under that certain Amended and Restated Loan and Security Agreement, dated as of March 1, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Borrower and Sumitomo Mitsui Banking Corporation, as Lender.

Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Lender in Dollars in immediately available funds at Lender’s office specified in Section 9.2 of the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business in accordance with the terms of the Agreement; provided that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Term Loan made by Lender. Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns hereafter liable with respect to this Term Note, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

APOLLO SENIOR FLOATING RATE FUND INC.

By:
Name:
Title:

EXHIBIT A-2

FORM OF REVOLVING NOTE

                ,

FOR VALUE RECEIVED, APOLLO SENIOR FLOATING RATE FUND INC. (“Borrower”), hereby promises to pay to                      or its registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal sum of $             or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by Lender to Borrower from time to time under that certain Amended and Restated Loan and Security Agreement, dated as of March 1, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Borrower and Sumitomo Mitsui Banking Corporation, as Lender.

Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Lender in Dollars in immediately available funds at Lender’s office specified in Section 9.2 of the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business in accordance with the terms of the Agreement; provided that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Revolving Loans made by Lender. Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns hereafter liable with respect to this Revolving Note, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

APOLLO SENIOR FLOATING RATE FUND INC.

By:
Name:
Title:

EXHIBIT B

FORM OF BORROWING REQUEST

Date:                ,

To: Sumitomo Mitsui Banking Corporation, as Lender

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan and Security Agreement, dated as of March 1, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Apollo Senior Floating Rate Fund Inc., a diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “Borrower”), and Sumitomo Mitsui Banking Corporation, as Lender

The undersigned hereby requests a borrowing of a Revolving Loan:

1.    On                      (a Banking Day);

2.    In the amount of $             (the “Loan Amount”). The aggregate amount outstanding after giving effect to such borrowing shall be                    .

3.    The initial Interest Period shall be: 1 Month / 2 Months / 3 Months

The Loan requested herein complies with the proviso to the first sentence of Section 2.1(b) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 4.2 of the Agreement are and shall be satisfied on and as of the Business Day set forth in Clause (1) above.

APOLLO SENIOR FLOATING RATE FUND INC.

By:
Name:
Title: